UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2023

Virpax Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40064	82-1510982
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1055 Westlakes Drive, Suite 300

Berwyn, PA 19312

(Address of principal executive offices, including zip code)

(610) 727-4597

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.00001 per share	VRPX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2023, Virpax Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement with Gerald Bruce (the “Bruce Employment Agreement”). The term of the Bruce Employment Agreement initiated upon the commencement of the agreement and terminates upon either death, Disability, for Cause, for Good Reason (as such terms are defined in the Bruce Employment Agreement), or for other reasons by us or Mr. Bruce. The Bruce Employment Agreement provides for Mr. Bruce to serve as the Company’s Chief Executive Officer reporting to the Company’s Board of Directors (the “Board”). Under the Bruce Employment Agreement, Mr. Bruce will be paid an annual base salary of $500,000, subject to annual increases at the discretion of the Board, and will be eligible for an annual bonus in an amount up to 50% of his base salary, pro-rated for 2023, which will be awarded by the Board in its sole discretion based on the achievement of Company and personal performance metrics established by the Board on an annual basis. To receive any bonus, Mr. Bruce must be employed by the Company at the time of payment. Mr. Bruce may also receive, in the discretion of the Board, equity awards under the Company’s 2022 Plan, or any other equity incentive plan that the Company may adopt in the future. Mr. Bruce will also be entitled to receive other customary benefits described in the Bruce Employment Agreement.

If Mr. Bruce’s employment is terminated in the event of Disability or death, the Company would have no further obligations under the Bruce Employment Agreement, except for any Accrued Obligations (as defined in the Bruce Employment Agreement) and any portion of an earned annual bonus which remains unpaid at the time of termination. If the Company terminates Mr. Bruce’s employment for Cause, the Company would have no further obligation under the Bruce Employment Agreement, except for any Accrued Obligations due. If the Company’s terminates Mr. Bruce’s employment other than for Disability or for Cause, in addition to any Accrued Obligations due, subject to Mr. Bruce executing a release, Mr. Bruce would be entitled to receive: (i) severance payments in an amount equal to Mr. Bruce’s base salary for a period of twelve months after the effective date of the termination; (ii) reimbursement of medical insurance premiums until the earlier of (1) twelve months or (2) the date Mr. Bruce becomes eligible for medical benefits through another employer, subject to certain conditions; (iii) if vesting shall not have accelerated under the equity awards then held by Mr. Bruce, the Company will accelerate the vesting of the number of shares subject to options that would have vested in the twelve (12) month period after his separation, such that, effective as immediately prior to the separation date, he will be considered to have vested in all options granted to him through, and no later than twelve (12) months following the date of the separation; and (iv) effective as immediately prior to the separation date, the Company shall extend the period of time for Mr. Bruce to exercise any vested shares subject to options until the earlier of (i) the expiration date of the applicable option, or (ii) twelve (12) months after his separation date.

If Mr. Bruce terminates his employment for Good Reason, Mr. Bruce would be entitled to receive the same payments and benefits on the same terms and conditions as would be applicable upon termination by the Company other than for Disability or for Cause.

Notwithstanding the above description, if Mr. Bruce’s employment is terminated by Mr. Bruce for Good Reason or by the Company without Cause (other than on account of Mr. Bruce’s death or Disability), in each case within twelve months following a Change in Control (as defined in the Bruce Employment Agreement), Mr. Bruce will be entitled to receive any Accrued Obligations due and, subject to Mr. Bruce’s compliance with the terms of the Bruce Employment Agreement and Mr. Bruce’s execution of a release, the following: (i) a lump sum payment equal to two times the sum of Mr. Bruce’s base salary for the year in which the termination date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), (ii) a lump sum payment equal to two times the sum of Mr. Bruce’s cash bonus for the calendar year in which the termination date occurs (or if greater, the year in which the Change in Control occurs), and (iii) accelerated vesting of any award granted to Mr. Bruce under the 2022 Plan.

The foregoing description of the Bruce Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Bruce Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
10.1	Employment Agreement, dated December 6, 2023, by and between Virpax Pharmaceuticals, Inc. and Gerald Bruce
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRPAX PHARMACEUTICALS, INC.

Dated: December 7, 2023	By:	/s./ Vinay Shah
Vinay Shah
Chief Financial Officer

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